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Exhibit 11

XYRATEX

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics was adopted by the Board of Directors (the "Board") of Xyratex Ltd (the "Company") on April 27, 2004.

I.     Introduction

  A.    Purpose

        This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the U.S. Sarbanes Oxley Act of 2002 (the "Act") and the rules promulgated thereunder. This Code should be considered to be a minimum standard. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

        This Code applies to all of our directors, officers, and employees, wherever they are located and whether they work for the Company on a full or part-time basis. We refer to all persons covered by this Code as "Company employees" or simply "employees." We also refer to our chief executive officer and our chief financial officer as our "principal officers."

  B.    Reporting Violations of the Code

        All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others should not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

        If you know of or suspect a violation of this Code, immediately report the conduct to your manager. Your manager will contact the Human Resources Manager, who will work with you and your manager to investigate your concern. If you do not feel comfortable reporting the conduct to your manager or you do not get a satisfactory response, you may contact the Human Resources Manager directly, who will work directly with you to investigate your concern.

        It is Company policy that any employee who violates this Code will be subject to appropriate discipline, including termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Any employee who fails to report known or suspected violations by another employee may also be subject to appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

  C.    Confidentiality and Policy Against Retaliation

        All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. Your manager, the Human Resources Manager and the Company will protect your confidentiality to the extent possible consistent with law and the Company's need to investigate your concern. The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

  D.    Waivers of the Code

        Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

II.    Conflicts of Interest

  A.    Identifying Conflicts of Interest

        A conflict of interest occurs when an employee's private interest interferes, or reasonably appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

        Conflicts of interest with the potential to be material in fact or appearance are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut and easy to define. Should you have any questions, please consult with your manager or the Human Resources Manager. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of the Human Resources Manager or follow the procedures described under "Introduction—Reporting Violations of the Code."

        The following situations are examples of conflict of interest:

  1.
  Outside Employment.    No employee may be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of the Company. No employee should take other employment outside the Company which would affect attendance or performance of the Company's duties.

  2.
  Improper Personal Benefits.    No employee may obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please "Gifts and Entertainment" below for additional guidelines in this area.

  3.
  Financial Interests.    No employee may have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A "significant financial interest" means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

  4.
  Loans or Other Financial Transactions.    No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks, brokerage firms or other financial institutions.

  5.
  Service on Boards and Committees.    No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain approval from the Legal Department before accepting any board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

  6.
  You should be sensitive to the security, confidentiality and conflict of interest implications if someone in a close relationship with you is a competitor, partner, customer or supplier; or works for one of those organizations.    To remove any doubt of a conflict of interest, you should review your specific situation with your manager. In some circumstances, this could lead to a change of job responsibilities or other appropriate action.

        For purposes of this Code, a company is a "material" customer if the company has made payments to the Company in the past year in excess of 5% of the Company's gross revenues. A company is a "material" supplier if the company has received payments from the Company in the past year in excess of $500,000 or 5% of the supplier's gross revenues, whichever is greater. A company is a "material" competitor if the company competes in the Company's line of business and has annual gross revenues from such line of business in excess of $1,000,000. If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Human Resources Manager for assistance.

  B.    Disclosure of Conflicts of Interest

        The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to your manager or the Human Resources Manager. While such situations are not automatically prohibited, they are not desirable and may only be waived by an executive officer of the Company at the request and with the concurrence of the Legal Department. Conflicts of interest of our directors, executive officers or other principal officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

III.  Corporate Opportunities

        As an employee of the Company, you have an obligation to put the interests of the Company ahead of your personal interests and to advance the Company's interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company that is in the Company's line of business, you should present the business opportunity to the Company. No employee may use corporate property, information or his or her position with the Company for personal gain.

        You should fully disclose to your manager the terms and conditions of each business opportunity covered by this Code. Your manager will contact the Legal Department or an executive officer of the Company to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions are originally proposed and consistent with the other ethical guidelines set forth in this Code. Business opportunities available to directors and executive officers may only be waived by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public.

IV.    Confidential Information

        Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Whether subject to a confidentiality agreement or not, employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee's obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

        When discussing or in possession of confidential information, employees should always be aware of their surroundings. Employees are encouraged not to discuss Company business in the presence of others, including other employees, who do not have a right or need to know such information. Employees should be particularly careful in public places, including restaurants, airplanes, trains and public pay phones. In appropriate circumstances, disclosure of confidential information may be authorized by your manager or other appropriate Company personnel. Any outside requests for Company information should only be handled by authorized persons. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Human Resources Manager.

V.     Competition And Fair Dealing

        The Company competes vigorously, but fairly. All employees are obliged to deal fairly with fellow employees and with the Company's customers, suppliers, competitors and other third parties. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair-dealing practice.

  A.    Relationships with Customers

        Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

  1.
  Information we supply to customers should be current, accurate, and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

  2.
  Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

  3.
  Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions. Please see "Gifts and Entertainment" below for additional guidelines in this area.

  B.    Relationships with Suppliers

        The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation. Employees dealing with suppliers or influencing supplier selection should carefully guard their objectivity and should have no financial interest in the supplier. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise their objective assessment of the supplier's products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see "Gifts and Entertainment" below for additional guidelines in this area.

  C.    Relationships with Competitors

        The Company is committed to free and open competition in the marketplace and throughout all business dealings. Employees should avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor's confidential information or making false statements about the competitor's business and business practices. For a further discussion of appropriate and inappropriate business conduct with competitors, see "Compliance with Antitrust Laws" below.

  D.    Gifts And Entertainment

        The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

        It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision.

        You must not (directly or indirectly) solicit or receive money, gifts or services from a customer, partner or supplier that are, or could be construed to be, connected with the Company's business relationship with that company. If you receive an unsolicited offer, gift or money, at either your office or home, tell your manager immediately. Appropriate arrangements will be made to return it or dispose of it; as well as advising the sender of the Company's policy on gifts. You may accept, or pay for, such customary business amenities as meals, provided the expenses are kept at a reasonable level, they are not against the other company's business practices, and they are not prohibited by law. Unless the Company specifies otherwise, it is reasonable to give or accept small promotional gifts of nominal value.

        If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See "The Foreign Corrupt Practices Act and Other Laws Governing Our Business Internationally" for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

        You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your manager. Your manager will bring the gift to the attention of the Human Resources Manager, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your manager or the Human Resources Manager for additional guidance.

        Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of state or local governments to try to influence the decisions of those employees. If you have any questions about this policy, contact your manager or the Human Resources Manager for additional guidance. For a more detailed discussion of special considerations applicable to dealing with state and local governments, see "Interactions with the Government."

  E.    Interactions With The Government

        The Company conducts business with the state and local governments of different countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to government contracts and government transactions. In your interactions with the government, you should:

  1.
  Be forthright and candid at all times.    No employee should intentionally misstate or omit any material information from any written or oral communication with the government.

  2.
  Exercise extreme care in maintaining records for and allocating costs to government contracts.    Costs incurred on one government project should not be charged against another government project.

  3.
  You should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees to try to influence the decisions of those employees.

        If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your manager and the Legal Department or an executive officer of the Company.

VI.   Protection and Use of Company Assets

        All employees should protect the Company's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is strictly prohibited.

        To ensure the protection and proper use of the Company's assets, each employee should:

  1.
  Exercise reasonable care to prevent theft, damage or misuse of Company property.

  2.
  Promptly report the actual or suspected theft, damage or misuse of Company property to a manager.

  3.
  Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

  4.
  Use Company property, systems and services only for legitimate business purposes, as authorized in connection with your job responsibilities.

        Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

VII. Company Records

        Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and are the source of essential data that guides our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

        All employees must record and report all information in a full, fair, accurate, timely and understandable manner. Dishonest reporting of information to outside organizations is also prohibited and could lead to civil or criminal liability for you and the Company.

VIII. Accuracy of Financial Reports and Other Public Communications

        As a public company we are subject to various securities laws, regulations and reporting obligations. Both applicable law and our policies require disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and cause legal liability.

  A.    Evidence of Improper Financial Reporting

        Employees should promptly report evidence of improper financial reporting. Examples of evidence that should be reported include:

  1.
  Financial results that seem inconsistent with the performance of underlying business transactions;

  2.
  Inaccurate Company records, such as overstated expense reports, or erroneous time sheets or invoices;

  3.
  Transactions that do not seem to have a good business purpose; and

  4.
  Requests to circumvent ordinary review and approval procedures.

        The Company's senior financial officers and other employees working in the Finance Departments have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

  B.    Political Contributions And Activities

        The Company encourages its employees to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets must not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Legal Department or other appropriate person.

        The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

  1.
  Contribution of Funds.    You may contribute your personal funds to political parties or candidates. The Company will not reimburse you for personal political contributions.

  2.
  Volunteer Activities.    You may participate in volunteer political activities during non-work time. You may not participate in political activities during working hours.

  3.
  Use of Company Facilities.    The Company's facilities may not be used for political activities (including fundraisers or other activities related to running for office). The Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the Legal Department or other appropriate person.

  4.
  Use of Company Name.    When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

        These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the Legal Department or other appropriate person if you have any questions about this policy.

IX.   Compliance with Laws and Regulations

        Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. Each employee has an obligation to comply with the laws of the countries, states and cities in which the Company operates. We will not tolerate any activity that violates any laws, rules or regulations applicable to the Company. This includes, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your manager or the Human Resources Manager.

  A.    Compliance With Antitrust Laws

        Antitrust laws are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

  1.    Actions that Violate U.S. Antitrust Laws

        In general, U.S. antitrust laws forbid agreements or actions "in restraint of trade." All employees should be familiar with the general principles of the U.S. antitrust laws. The following is a summary of actions that are violations of U.S. antitrust laws:

    •
    Price Fixing.    The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

    •
    Limitation of Supply.    The Company may not agree with its competitors to limit its production or restrict the supply of its services.

    •
    Allocation of Business.    The Company may not agree with its competitors to divide or allocate markets, territories or customers.

    •
    Boycott.    The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

    •
    Tying.    The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

  2.    Meetings with Competitors

        Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the Legal Department or an executive officer of the Company. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. You should be aware that professional organizations and trade association meetings may include you meeting with competitors and this would not be an appropriate controlled environment. The contents of your meeting should be fully documented. Specifically, you should avoid any communications with a competitor regarding:

    •
    Prices;

    •
    Costs;

    •
    Market share;

    •
    Allocation of sales territories;

    •
    Profits and profit margins;

    •
    Supplier's terms and conditions;

    •
    Product or service offerings;

    •
    Terms and conditions of sale;

    •
    Production facilities or capabilities;

    •
    Bids for a particular contract or program;

    •
    Selection, retention or quality of customers; or

    •
    Distribution methods or channels.

  3.    Seeking Help

        Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Legal Department or an executive officer of the Company promptly for assistance, approval and review.

  B.    Public Communications And Regulation FD

  1.    Public Communications Generally

        The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company's Investor Relations Department. The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

  2.    Compliance with Regulation FD

        In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for "fair disclosure"). Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. "Securities market professionals" generally include analysts, institutional investors and other investment advisors.

        To ensure compliance with Regulation FD, we have designated the following officials as "Company Spokespersons:"

    •
    Chief Executive Officer

    •
    Chief Financial Officer

    •
    Investor Relations Officer

        Only Company Spokespersons are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders. If you receive a request for information from any securities market professionals or stockholders, promptly contact the Investor Relations Department to coordinate a response to such request.

        Company employees who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD. Contact the Legal Department or an executive officer of the Company if you have any questions about the scope or application of Regulation FD.

  C.    The Foreign Corrupt Practices Act And Other Laws Governing Our Business

  1.    Foreign Corrupt Practices Act

        The Foreign Corrupt Practices Act (the "FCPA") prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

        Certain small facilitation or "grease" payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is "routine" if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, "routine" functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive prior written approval from the Legal Department or executive officer of the Company and must be clearly and accurately reported as a business expense.

  2.    Other Laws Governing our Business

        The Company's business is subject to various U.S. and international trade control regulations, including licensing, shipping documentation, import documentation and reporting and record retention requirements. To ensure compliance, all shipments of product, software and technology must be cleared through the Shipping and Receiving Department of the originating facility or location. This requirement also applies to all samples, products, documents or data that are going to be hand carried during foreign travel.

        Employees with significant responsibilities in our international business units have an additional responsibility to understand and comply with such applicable laws. These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions. Questions and requests for assistance should be directed to the Legal Department or other appropriate person.

        The Company is also subject to U.S. anti-boycott laws and regulations, which prevent U.S. companies and certain of their subsidiaries from taking action in support of a boycott imposed by a foreign country upon a nation that is friendly with the United States. Boycott laws often change and must be closely monitored. To ensure compliance, any boycott issue must be referred to the Legal Department or other appropriate person.

X.    Conclusion

        This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your manager or the Human Resources Manager. We expect all of Company employees, regardless of their level or location, to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a manager or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct may subject you to disciplinary action, including possibly termination of employment.

        Note: This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

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XYRATEX CODE OF BUSINESS CONDUCT AND ETHICS